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                                                                  EXHIBIT 3

                              AMENDMENT NO. 2
                              ---------------

     AMENDENT NO. 2, dated as of November 15, 2001 ("Amendment No. 2"), to the Rights Agreement, dated as of June 12, 1997, as amended by Amendment No. 1, dated as of June 14, 1999, between CommScope, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (formerly known as ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent") (as amended, the "Rights Agreement").

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with Section 27 thereof; and

     WHEREAS, the Company, Lucent Technologies Inc., a Delaware corporation ("Lucent"), and The Furukawa Electric Co., Ltd., a corporation organized under the laws of Japan ("Furukawa"), are parties to a Financing Agreement, dated July 24, 2001, as amended (the "Financing Agreement"), pursuant to which the Company has agreed to issue to Lucent up to 10,200,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), in lieu of a portion of the cash purchase price payable by Furukawa to Lucent pursuant to the Asset and Stock Purchase Agreement, dated as of July 24, 2001, as amended, by and between Lucent and Furukawa; and

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the consummation of the transactions contemplated by the Financing Agreement and is consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, and the Company and Rights Agent desire to evidence such amendment in writing; and

     WHEREAS, all acts and things necessary to make this Amendment valid and enforceable have been performed and done, and the execution and delivery of this Amendment No. 2 by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties thereto agree as follows:

     1.   The Rights Agreement is hereby amended as follows:

          (i) Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

               "Financing Agreement" shall mean the Financing Agreement, dated July 24, 2001, among Lucent, The Furukawa Electric Co., Ltd., and the Company, as same may be amended or supplemented from time to time.

               "Lucent" shall mean Lucent Technologies Inc., a Delaware corporation.

          (ii) Amendment of the definition of "Acquiring Person". The second sentence of the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended and restated in its entirety as follows:

               Notwithstanding the foregoing, (i) the term "Acquiring Person" shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company, (D) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan acting in such capacity, or (E) Lucent, its Subsidiaries, Affiliates or Associates, either individually or collectively, to the extent that Lucent, its Subsidiaries, Affiliates or Associates become the Beneficial Owner of Common Shares solely by reason of the execution of, or consummation of the transactions contemplated by, the Financing Agreement; and (ii) no Person shall become an "Acquiring Person" (x) as a result of the acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person, provided, that if (1) a Person would become an Acquiring Person (but for the operation of this clause (x)) as a result of the acquisition of Common Shares by the Company, and (2) after such share acquisition by the Company, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (y) if (1) within five Business Days after such Person would otherwise have become or, if such Person did so inadvertently, after such Person discovers that such Person would otherwise have become, an Acquiring Person (but for the operation of this clause (y)), such Person notifies the Board that such Person did so inadvertently, and (2) within two Business Days after such notification (or such greater period of time as may be determined by action of the Board, but in no event greater than five Business Days), such Person divests itself of a sufficient number of Common Shares so that such Person is the Beneficial Owner of such number of Common Shares that such Person no longer would be an Acquiring Person.

          (iii) Amendment of the definition of "Distribution Date".
Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

               Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred, and no Rights shall separate from Common Shares or otherwise become exercisable, as the result of the execution of the Financing Agreement, or consummation of the transactions contemplated thereby.

          (iv) Amendment of the definition of "Shares Acquisition Date". The definition of "Shares Acquisition Date" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

               Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as the result of the execution of the Financing Agreement, or consummation of the transactions contemplated thereby.

          (v) Amendment of Exhibit C to the Rights Agreement - Summary of Rights to Purchase Preferred Shares. The second paragraph of Exhibit C to the Rights Agreement (disregarding as a paragraph the capitalized legend at the beginning thereof) is amended and restated in its entirety to read as follows:

               The Rights are attached to all certificates representing outstanding Common Shares, and no separate Right Certificates (as hereinafter defined) have been distributed. The Rights will separate from the Common Shares on the earliest to occur of (i) the first date of public announcement that a person or "group" (other than Lucent Technologies Inc. ("Lucent"), its Subsidiaries, Affiliates and Associates, only to the extent that Lucent, its Subsidiaries, Affiliates and Associates, either individually or collectively, become the beneficial owner of Common Shares solely by reason of the execution of, or consummation of the transactions contemplated by, the Financing Agreement among the Company, Lucent, and The Furukawa Electric Co., Ltd., dated July 24, 2001 (as such agreement may be amended or supplemented, the "Financing Agreement")) has acquired beneficial ownership of 15% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) ten (10) business days (or such later date as the Board of Directors of the Company may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person". The first date of public announcement that a person or group has become an Acquiring Person is the "Shares Acquisition Date". Notwithstanding anything in the Rights Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred as the result of the execution of the Financing Agreement, or consummation of the transactions contemplated thereby.

          (vi) All references in the Rights Agreement (including the Exhibits thereto) shall, from and after the date hereof, refer to the Rights Agreement as amended by Amendment No. 1 and this Amendment No. 2.

     2. Effectiveness. Each party hereto represents and warrants that (i) the execution, delivery and performance of this Amendment No. 2 by such party have been duly authorized by all necessary corporate actions and (ii) this Amendment No. 2 constitutes a valid and binding agreement of such party. This Amendment No. 2 shall become effective as of the date first above written. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

     3. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     4. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
2 to be duly executed and attested, all as of the date and year first above written.

                                    COMMSCOPE, INC.


                                    By: /s/ Frank B. Wyatt, II
                                        -------------------------------------
                                        Name:  Frank B. Wyatt, II
                                        Title: Senior Vice-President,
                                               General Counsel and Secretary


                                    MELLON INVESTOR SERVICES LLC


                                    By:  /s/ Monty Harry
                                         -------------------------------------
                                         Name:  Monty Harry
                                         Title: Assistant Vice President